EXHIBIT 15.4

To the Board of Directors and Partners of
Icahn Enterprises L.P.

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Icahn Enterprises L.P. for the registration of senior notes of our report dated April 28, 2010 relating to the unaudited consolidated interim financial statements of Federal-Mogul Corporation, included in Icahn Enterprises L.P.’s Form 10-Q for the quarter ended March 31, 2010, filed with the Securities and Exchange Commission on May 6, 2010.

/s/ Ernst & Young LLP

Detroit, Michigan
June 9, 2010